Exhibit 10.1

John Carter

Job Offer Package—Components

October 28, 2005

Position:	President, NFS Distributors, Inc. and Senior Vice President, Non-Affiliated Sales

Reports To:	Mark Thresher, President & Chief Operating Officer, Nationwide Financial Services

Base Salary:	$300,000

Sign On Incentive

•      $250,000 in cash compensation, 50% ($125,000) payable within 30 days of start date. Additional 50% ($125,000) payable on March 15, 2006. Must be employed in good standing at time of distribution. Repayment of sign-on compensation expected should voluntary termination occur prior to completing 24 months of employment. Repayment schedule would be: 100% within 12 months and 50% after 12 months but before 24 months of actual initial payment date.

•      Shares of NFS, Inc. restricted stock to deliver a target award of $234,000. Vesting is 1/3 per year (100% vesting after 3 years). Number of shares to be determined at the time of grant based on fair market value and valuation model.

•      Shares of NFS, Inc. non-qualified stock options to deliver a target award of $50,000. Vesting is 1/3 per year (100% vesting after 3 years). Number of options to be determined at the time of grant based on fair market value and valuation model.

Short-Term Incentive:

Nationwide Financial Services 2006 Non-Affiliated Sales Incentive Plan

As a senior executive of this company you will be eligible for the following incentive opportunity:

•      Target award opportunity - 100% of base salary ($300,000).

•      Maximum award opportunity - 150% of base salary ($450,000).

•      For 2006, sales incentive payout guaranteed at target award level of $300,000, incentive payable in March 2007.

•      For 2006, incentive calculation based primarily upon non-affiliated sales results.

Long-Term Incentive: Total Target LTI opportunity of $300,000 to be distributed as follows:

2006 Long Term Equity Plan (LTEP)

As a senior executive of this company you will be eligible for the following incentive opportunity:

•      Shares of NFS, Inc. non-qualified stock options to deliver an annual target award of $ 150,000.

-      Number of options to be determined at the time of grant based on fair market value and valuation model.

-      Options will vest 1/3 per year. (100% vesting after 3 years)

-      Options term is 10 years.

•      Annual target award of $150,000 long term incentive (LTEP Nationwide Value Added)

-      Award based on Nationwide Value Added performance.

-      One-third of actual award will be payable in March, 2007, based on Nationwide value creation. (Remaining two-thirds will be carried over as 2007 beginning balance).

-      No maximum payout.

•      Requires Nationwide Financial Services, Inc., Board approval.

NFS Stock Ownership Guidelines:	As a senior executive, you will be subject to NFS stock ownership guidelines. You will be expected to acquire and hold NFS stock with a minimum value of one (1) times your base salary within three years, and two (2) to three (3) times your base salary within five years. More information will be forthcoming soon after your start date.

Retirement:	Nationwide Retirement Plan – Account balance defined benefit plan. Pay credits determined by a service-based formula. Starts at 3% of compensation plus 3% of compensation over wage base in first year. Goes to 6% of compensation plus 4% of compensation over wage base after 15 years. Other steps occur after 3 and 9 years. Compensation limited to $210,000 in 2005. Interest credited each pay period based on published rate that changes quarterly. Vested after 60 months of service. Benefits payable upon termination with a variety of payout options to choose from.

Executive Parking:	Executive garage parking, washing and service privileges. Cost = $120.00 per month domestic vehicle or $110 for foreign vehicle.

Vacation:	You will be eligible to begin accruing paid time off under Nationwide’s Your Time program beginning Jan. 2, 2006. You should receive a benefits information packet at your home in the next two weeks explaining the full array of benefits we receive as Nationwide associates.

401k:	Nationwide Savings Plan – May contribute from 1% to 80% up to IRS limitations. Company matches 50% of first 6% up to maximum of 3% of eligible compensation, subject to IRS limitation of $205,000 for 2005. Annual maximum is $14,000 ($18,000 for those who will reach age 50 or older by December 31, 2005). Eligible the first day of the month after your first 30 days of employment.

Voluntary Deferred Compensation Plan:	Nationwide deferred compensation plan where you can defer up to 80% of your cash compensation to a future date. You will be contacted within 30 days of hire.

Supplemental Defined Contribution Plan:	Nationwide Supplemental Defined Contribution Plan – non-qualified plan designed to “make-up” lost 401k company match contributions created by IRS limitations.

Supplemental Retirement Plan:	Nationwide Supplemental Retirement Plan – non-qualified plan designed to “make-up” lost retirement benefits created by IRS limitations in the defined benefit pension plan.

Standard Benefits:

Health and wellness benefits including medical, dental, life and disability, among others, will be offered beginning the first day of the month after your first 30 days of employment.

Educational assistance eligibility occurs after one year of service and credit union eligibility is immediate. Detailed plan booklets are available for your review.

Financial Planning Services:	Financial planning services are available through the Asset Management Group for executives at your level.

Executive Physical Program:	Provided at no cost to Executive.

Executive Severance Benefit	In the event you are asked to leave Nationwide for reasons other than gross misconduct, fraud, ethical or criminal violations, or violations of corporate policy, you will be provided with one (1) year base salary and full year participation in the short-term incentive program for the year of termination.

Relocation:	A complete relocation package will be offered to you. A Relocation Consultant will contact you.

John, once you have had the opportunity to review this offer, please sign and return a copy in the self-addressed enclosed envelope at your earliest convenience.

I accept the job offer as outlined above:

X	/s/ John Carter October 28, 2005
John Carter Date